Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

April 23, 2014

Contact: Lucy Ryan

Tel: 703 876 3631

lryan@generaldynamics.com

General Dynamics Reports First-Quarter 2014 Results

•	Diluted EPS of $1.71 increases 5.6 percent over first-quarter 2013

•	Operating earnings up 2.8 percent

•	Total backlog increased by more than 20 percent from year-end 2013

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2014 net earnings of $595 million, or $1.71 per share on a diluted basis, compared to 2013 first-quarter net earnings of $571 million, or $1.62 per diluted share. First-quarter 2014 revenues were $7.3 billion.

Margins

Company-wide operating margins for the first quarter of 2014 were 11.9 percent, a 50 basis points improvement when compared to 11.4 percent in first-quarter 2013.

Cash

Net cash provided by operating activities in the quarter totaled $428 million. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $341 million in first-quarter 2014. In comparison, for the first quarter of 2013, net cash provided by operating activities was $504 million, and free cash flow from operations was $429 million.

Capital Deployment

The company repurchased 14.4 million of its outstanding shares in the first quarter. In addition, in March, the board of directors increased the company’s quarterly dividend by 10.7 percent to $0.62 per share, representing the company’s 17th consecutive annual dividend increase.

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Backlog

Funded backlog at the end of first-quarter 2014 was $48.3 billion, and total backlog was $56 billion, a more than 20 percent increase from year-end 2013. The company received a $10 billion 14-year contract from the Government of Canada’s Canadian Commercial Corporation to provide military and commercial vehicles, training, and support services to an international customer, with $3 billion in options. Additional significant awards received in the quarter include $645 million for an additional Arleigh Burke-class destroyer, $520 million for long-lead material for Virginia-class Block IV submarines, $210 million for continued support of the U.K.’s Bowman tactical communication system, and $165 million for combat and seaframe control systems on the Navy’s Independence-variant Littoral Combat Ship.

In addition to total backlog, estimated potential contract value, representing management’s estimate of value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options, was $28.7 billion. Total potential contract value, the sum of all backlog components, was $84.7 billion at the end of the quarter.

“General Dynamics’ first quarter operating performance was strong, demonstrated by 11.9 percent operating margins,” said Phebe N. Novakovic, chairman and chief executive officer. “2014 is off to a solid start as we remain committed to robust operating performance, engaging in wise capital deployment and driving excellence throughout the company.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 94,400 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available at www.generaldynamics.com.

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Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call, scheduled for 9 a.m. EDT on Wednesday, April 23, 2014. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. EDT on April 23 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 888-286-8010 (international: 617-801-6888); passcode 91025939. The phone replay will be available from 12 p.m. April 23 through April 30, 2014.

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EXHIBIT A

CONSOLIDATED STATEMENTS OF EARNINGS - (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2013	2014	$	%
Revenues	$7,404	$7,324	$(80)	(1.1)%
Operating costs and expenses	6,557	6,453	104

Operating earnings	847	871	24	2.8%
Interest, net	(23)	(22)	1
Other, net	—	2	2

Earnings before income taxes	824	851	27	3.3%
Provision for income taxes	253	256	(3)

Net earnings	$571	$595	$24	4.2%

Earnings per share—basic	$1.62	$1.74	$0.12	7.4%

Basic weighted average shares outstanding	351.9	342.2

Earnings per share—diluted	$1.62	$1.71	$0.09	5.6%

Diluted weighted average shares outstanding	353.5	347.2

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EXHIBIT B

REVENUES AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter		Variance
	2013	2014	$	%
Revenues:
Aerospace	$1,778	$2,125	$347	19.5%
Combat Systems	1,553	1,317	(236)	(15.2)%
Marine Systems	1,626	1,601	(25)	(1.5)%
Information Systems and Technology	2,447	2,281	(166)	(6.8)%

Total	$7,404	$7,324	$(80)	(1.1)%

Operating earnings:
Aerospace	$310	$404	$94	30.3%
Combat Systems	215	136	(79)	(36.7)%
Marine Systems	159	166	7	4.4%
Information Systems and Technology	185	183	(2)	(1.1)%
Corporate	(22)	(18)	4	18.2%

Total	$847	$871	$24	2.8%

Operating margins:
Aerospace	17.4%	19.0%
Combat Systems	13.8%	10.3%
Marine Systems	9.8%	10.4%
Information Systems and Technology	7.6%	8.0%
Total	11.4%	11.9%

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EXHIBIT C

PRELIMINARY CONSOLIDATED BALANCE SHEETS

DOLLARS IN MILLIONS

		(Unaudited)
	December 31, 2013	March 30, 2014
ASSETS
Current assets:
Cash and equivalents	$5,301	$4,296
Accounts receivable	4,402	4,286
Contracts in process	4,780	4,889
Inventories	2,968	2,977
Other current assets	435	516

Total current assets	17,886	16,964

Noncurrent assets:
Property, plant and equipment, net	3,415	3,408
Intangible assets, net	1,217	1,184
Goodwill	11,977	11,946
Other assets	953	880

Total noncurrent assets	17,562	17,418

Total assets	$35,448	$34,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1	$502
Accounts payable	2,248	2,215
Customer advances and deposits	6,584	6,502
Other current liabilities	3,361	3,404

Total current liabilities	12,194	12,623

Noncurrent liabilities:
Long-term debt	3,908	3,409
Other liabilities	4,845	4,660

Total noncurrent liabilities	8,753	8,069

Shareholders’ equity:
Common stock	482	482
Surplus	2,226	2,325
Retained earnings	19,428	19,809
Treasury stock	(6,450)	(7,723)
Accumulated other comprehensive loss	(1,185)	(1,203)

Total shareholders’ equity	14,501	13,690

Total liabilities and shareholders’ equity	$35,448	$34,382

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EXHIBIT D

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)

DOLLARS IN MILLIONS

	Three Months Ended
	March 31, 2013	March 30, 2014
Cash flows from operating activities:
Net earnings	$571	$595
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	95	97
Amortization of intangible assets	47	35
Stock-based compensation expense	31	27
Excess tax benefit from stock-based compensation	(12)	(32)
Deferred income tax provision	11	42
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	(57)	116
Contracts in process	(98)	(94)
Inventories	(95)	(19)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	34	(33)
Customer advances and deposits	(94)	(165)
Income taxes payable	217	150
Other current liabilities	(176)	(171)
Other, net	30	(120)

Net cash provided by operating activities	504	428

Cash flows from investing activities:
Capital expenditures	(75)	(87)
Sales of available-for-sale securities	26	66
Purchases of available-for-sale securities	(29)	(60)
Other, net	2	4

Net cash used by investing activities	(76)	(77)

Cash flows from financing activities:
Purchases of common stock	—	(1,430)
Proceeds from option exercises	12	249
Dividends paid	—	(198)
Excess tax benefit from stock-based compensation	12	32

Net cash provided (used) by financing activities	24	(1,347)

Net cash used by discontinued operations	(3)	(9)

Net increase (decrease) in cash and equivalents	449	(1,005)
Cash and equivalents at beginning of period	3,296	5,301

Cash and equivalents at end of period	$3,745	$4,296

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EXHIBIT E

PRELIMINARY FINANCIAL INFORMATION - (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	First Quarter	First Quarter
	2013	2014
Other Financial Information:
Debt-to-equity (a)	33.8%	28.6%
Debt-to-capital (b)	25.2%	22.2%
Book value per share (c)	$32.79	$39.93
Total taxes paid	$26	$67
Company-sponsored research and development (d)	$91	$86
Employment	89,900	94,400
Sales per employee (e)	$338,000	$333,100
Shares outstanding	353,186,716	342,860,725
Non-GAAP Financial Measures:
Free cash flow from operations:
Net cash provided by operating activities	$504	$428
Capital expenditures	(75)	(87)

Free cash flow from operations (f)	$429	$341

(a)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.
(b)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.
(c)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.
(d)	Includes independent research and development and Gulfstream product-development costs.
(e)	Sales per employee is calculated by dividing revenues for the latest 12-month period by our average number of employees during that period.
(f)	We believe free cash flow from operations is a measurement that is useful to investors because it portrays our ability to generate cash from our core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.

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EXHIBIT F

BACKLOG - (UNAUDITED)

DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Potential Contract Value
First Quarter 2014
Aerospace	$12,747	$199	$12,946	$2,000	$14,946
Combat Systems	16,001	885	16,886	8,143	25,029
Marine Systems	12,447	5,248	17,695	2,046	19,741
Information Systems and Technology	7,134	1,343	8,477	16,494	24,971

Total	$48,329	$7,675	$56,004	$28,683	$84,687

Fourth Quarter 2013
Aerospace	$13,785	$158	$13,943	$1,679	$15,622
Combat Systems	5,571	1,113	6,684	3,664	10,348
Marine Systems	11,795	5,063	16,858	3,098	19,956
Information Systems and Technology	7,253	1,267	8,520	19,127	27,647

Total	$38,404	$7,601	$46,005	$27,568	$73,573

First Quarter 2013
Aerospace	$15,029	$197	$15,226	$—	$15,226
Combat Systems	6,677	1,180	7,857	3,038	10,895
Marine Systems	12,551	3,108	15,659	2,324	17,983
Information Systems and Technology	8,158	1,551	9,709	19,811	29,520

Total	$42,415	$6,036	$48,451	$25,173	$73,624

*	The estimated potential contract value represents management’s estimate of our future contract value under unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers, as applicable. Because the value in the unfunded IDIQ arrangements is subject to the customer’s future exercise of an indeterminate quantity of orders, we recognize these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the option and establishes a firm order.

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EXHIBIT G

FIRST QUARTER 2014 SIGNIFICANT ORDERS (UNAUDITED)

DOLLARS IN MILLIONS

We received the following significant orders during the first quarter of 2014:

Combat Systems

•

$10 billion from the Government of Canada’s Canadian Commercial Corporation to provide military and commercial vehicles, training and support services to an international customer over 14 years. The contract provides for an estimated potential $3 billion of additional vehicles and services.

•	$75 from the U.S. Marine Corps for egress upgrade kits for the Cougar vehicle in support of the Mine Resistant, Ambush Protected (MRAP) program.

•	$65 from the United Kingdom’s Ministry of Defence to develop three additional Specialist Vehicle (SV) variants, bringing the total number of variants under development to seven.

•	$60 from the U.S. Army to upgrade 12 M1A1 Abrams tanks to the M1A2 Systems Enhancement Package (SEP) configuration.

Marine Systems

•	$645 from the Navy exercising an option to construct an additional DDG-51 destroyer, bringing the total number of ships to be constructed under a multi-year procurement to five.

•	$520 from the Navy for long-lead material for five Virginia-class submarines under Block IV of the program.

•	$130 from the Navy for the detail design and construction of the Mobile Landing Platform (MLP) 3 Afloat Forward Staging Base (AFSB).

•	$130 from the Navy for repair and maintenance services for nuclear-powered aircraft carriers homeported in Puget Sound, Washington.

•	$55 from the Navy for design work, including advanced nuclear plant studies, for the next-generation ballistic-missile submarine.

Information Systems and Technology

•	$210 for the U.K.’s Bowman tactical communication system for long-term support and capability upgrades.

•	$165 for combat and seaframe control systems on two Navy Littoral Combat Ships (LCS).

•	$110 from the Army under the Warfighter Information Network-Tactical (WIN-T) program for Increment 2 spares and support services.

•	$80 from the U.S. Department of Education to design, build and operate the federal student aid application processing system.

•	$60 from the National Geospatial-Intelligence Agency (NGA) to consolidate NGA’s operations from six locations to one stand-alone location at New Campus East (NCE).

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EXHIBIT H

AEROSPACE SUPPLEMENTAL DATA - (UNAUDITED)

	First Quarter
	2013	2014
Gulfstream Green Deliveries (units):
Large-cabin aircraft	25	29
Mid-cabin aircraft	5	6

Total	30	35

Gulfstream Outfitted Deliveries (units):
Large-cabin aircraft	25	33
Mid-cabin aircraft	4	6

Total	29	39

Pre-owned Deliveries (units):	2	—

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